EXHIBIT 99.1

                                  PRESS RELEASE
                              FOR IMMEDIATE RELEASE

LEGEND INTERNATIONAL HOLDINGS ANNOUNCES CLOSING OF A US$15 MILLION PRIVATE PLACEMENT WITH ATTICUS CAPITAL

Melbourne Australia - December 17, 2007 - Legend International Holdings, Inc (OTC-BB: LGDI.OB) (a Delaware Corporation) with projects in Queensland and the Northern Territory of Australia, announces that it has[GRAPHIC OMITTED][GRAPHIC OMITTED] completed a US$15,000,000 private placement.

Effective as of December 12, 2007, Legend entered into a Subscription Agreement with funds managed by Atticus Capital LP pursuant to which the Company issued in a private placement transaction (the "Private Placement") to Atticus 18,750,000 shares of common stock at a price of US$0.80 per share for an aggregate purchase price of US$15,000,000.

Atticus Capital LP is a leading investment management firm, with in excess of US$20 billion of assets under management. The firm is headquartered in New York with an office in London. Atticus invests in global securities markets on behalf of its clients.

The capital raising to fund the completion of a pre-feasibility study on historic phosphate deposits on the Company's D Tree, Lady Annie, Lady Jane and Thorntonia tenements in the Mt Isa region of Queensland.

The new landholdings at D-Tree, Lady Annie, Lady Jane and Thorntonia are located in the Georgina Basin of Queensland, Australia, totaling 247 square acres. Each project hosts a known and well documented, substantial deposit of phosphate rock (Cook, P.J, 1989, Howard, P.F, 1986).

The total historic phosphate deposits reported on these landholdings by previous holders WMC Resources Limited (which is now part of the BHP Billiton group) and Broken Hill South Limited is 983 million tonnes at a grade of 16.5% P2O5.

Phosphate prices have increased substantially in the past 24 months due to increased world demand, improved diet and shortage of good quality ore to meet increased world demand particularly in China, India and Latin America.

The Company has agreed to prepare and file with the Securities and Exchange Commission a registration statement covering the resale of the shares of Common Stock.

BBY Limited (www.bby.com.au) is the Australian advisor to LGDI.

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About Legend International Holdings Inc

Legend International Holdings, Inc (OTC-BB: LGDI.OB) is a Delaware corporation principally engaged in exploration and resource development activities. The Company's exploration licences include approximately 5.2 million acres in Queensland and the Northern Territory, Australia. For further information please visit our website at www.lgdi.net.


For further information, please contact:

Mr. Joseph Gutnick
Chief Executive Officer
Legend International Holdings Inc
Tel:  +011 613 8532 2866
Fax: +011 613 8532 2805
E-mail: josephg@axisc.com.au


Forward-Looking Statements

Forward-looking statements in this press release are made pursuant to the "safe harbour" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties including, without limitation, the risks of exploration and development stage projects, risks associated with environmental and other regulatory matters, mining risks and competition and the volatility of mineral prices. Actual results and timetables could vary significantly. Additional information about these and other factors that could affect the Company's business is set forth in the Company's fiscal 2006 Annual Report on Form 10-KSB and other filings with the Securities and Exchange Commission.